PepsiCo Board Approves Repatriation Plan and Declares Regular Dividend

PURCHASE, N.Y., July 22, 2005 – PepsiCo announced that its Board of Directors approved the following actions today:

•	The repatriation of up to $7.5 billion of undistributed international earnings under the provisions of the American Jobs Creation Act (AJCA). Tax expense associated with the repatriation, currently estimated at $475 million, will be recorded in the third quarter of 2005.

•	Pension plan cash contributions of up to $800 million, to be made in the fourth quarter.

•	A regular quarterly dividend of 26 cents per share on PepsiCo common stock. The dividend is payable September 30, 2005 to shareholders of record on September 9, 2005.

PepsiCo expects 2005 reported earnings per share of $2.32 – $2.35, which includes the impact of the tax expense associated with the approved repatriation and the 53rd week. PepsiCo reaffirmed its 2005 52-week earnings guidance, excluding the impact of the tax expense associated with the approved repatriation, of $2.56 — $2.59 per share.

PepsiCo reaffirmed its expectation of 2005 cash from operating activities in excess of $5.7 billion and net capital spending of approximately $1.6 billion. This guidance includes the impact of the pension plan cash contributions of up to $800 million and does not take into account any tax payment related to the repatriated earnings because the timing of such payment has not been determined. The expected amount of the pension plan contributions is an increase from the previously communicated estimate. The increase is driven by an expected reduction in the discount rate used to calculate pension plan obligations. The Company also reaffirmed its expectation to repurchase $2.5 billion to $3.0 billion of its common stock in 2005.

The repatriation provision of the AJCA requires that funds be invested in qualified investments in the United States. These U.S. – only investments include: compensation and benefits for employees, hiring and training, capital and infrastructure investments, research and development, and advertising and marketing expenditures.

PepsiCo is one of the world’s largest food and beverage companies with annual revenues of more than $29 billion. Its principal businesses include: Frito-Lay snacks, Pepsi-Cola beverages, Gatorade sports drinks, Tropicana juices and Quaker foods. Its portfolio includes 16 brands that each generates $1 billion or more in annual retail sales.

Cautionary Statement

This release contains statements concerning PepsiCo’s expectations for future performance. Any such forward-looking statements are inherently speculative and are based on currently available information, including current interpretations of the AJCA, operating plans and projections about future events and trends. As such, they are subject to numerous risks and uncertainties. Actual results and performance may be significantly different from expectations. Please see PepsiCo’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for a discussion of specific risks that may affect performance.

Miscellaneous Disclosures

53rd Week in 2005. PepsiCo’s fiscal year ends on the last Saturday in December. As a result, most fiscal years contain 52 weeks, and a 53rd week is added every five or six years.

For purposes of comparability, PepsiCo provides guidance that excludes the 53rd week and the impact of the AJCA tax expense. PepsiCo provides guidance that excludes the estimated impact of the 53rd week and the impact of the AJCA tax expense as management believes it is more indicative of PepsiCo’s ongoing performance.

Reconciliation of GAAP and Non-GAAP Information

Diluted EPS Reconciliation

Estimated
Full Year
2005
Estimated Reported Diluted EPS	$2.32-$2.35
53rd Week	(0.04)
AJCA Tax Expense	0.28

Estimated Diluted EPS Excluding the 53rd Week and the AJCA Tax Expense	$2.56-$2.59

2005 Cash Flow Guidance Reconciliation

	Estimated	Impact of	Estimated
	52 Weeks	53rd Week	53 Weeks
Operating Cash Flow	$5.7B	~$0.05B	$5.7B+

Less: Net Capital Spending	1.6B	Minimal	1.6B

Management OCF	$4.1B	~$0.05B	$4.1B+